UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 13)

KENTUCKY INVESTORS, INC.
(Name of Insurer)

COMMON STOCK
(Title of Class of Securities)

491332 10 2
(CUSIP Number)

Check the following if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

1)	Name of Reporting Person:
Investors Heritage Life Insurance Company

SS or IRS Identification No.: 61-0574893

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power

6) Shared Voting Power

7) Sole Dispositive Power:175,647

8) Shared Dispositive Power: 94,185

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 269,832

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 24.5%

12)	Type of Reporting Person (See Instructions): IC

Item 1.
(a)	Name of Issuer: Kentucky Investors, Inc.

(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
(a)	Name of Person Filing: Investors Heritage Life Insurance Company

(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 491332 10 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

(a)___	Broker or Dealer registered under section 15 of the Act
(b)___	Bank as defined in section 3(a)(6) of the Act
(c)_X_	Insurance Company as defined in section 3(a)(19) of the Act
(d)___	Investment Company registered under section 8 of the Investment Company Act
(e)___	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
(f)___	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
(g)___	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

(a)	Amount Beneficially Owned: 269,832

(b)	Percent of Class: 24.5%

(c)	Number of Shares as to Which Such Person Has

(i)	sole power to vote or to direct the vote: N/A

(ii)	shared power to vote or to direct the vote: N/A

(iii)	sole power to dispose or to direct the disposition of:175,647

(iv)	shared power to dispose or to direct the disposition of: 94,185

Item 5.	Ownership of Five Percent or Less of a Class: N/A

Item 6.	Ownership of More than five Percent on Behalf of another Person: N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.	Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.	Notice of Dissolution of Group: N/A

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II
Chairman of the Board & President
Investors Heritage Life Insurance Company

February 3, 2005
Date

1)	Name of Reporting Person:
Investors Underwriters, Inc.

SS or IRS Identification No.: 61-6030786

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
With	5) Sole Voting Power

6) Shared Voting Power

7) Sole Dispositive Power: 94,185

8) Shared Dispositive Power

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 94,185

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 8.6%

12)	Type of Reporting Person (See Instructions): CO

Item 1.
(a)	Name of Issuer: Kentucky Investors, Inc.

(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
(a)	Name of Person Filing: Investors Underwriters, Inc.

(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 491332 10 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

(a)___	Broker or Dealer registered under section 15 of the Act
(b)___	Bank as defined in section 3(a)(6) of the Act
(c)___	Insurance Company as defined in section 3(a)(19) of the Act
(d)___	Investment Company registered under section 8 of the Investment Company Act
(e)___	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
(f)___	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
(g)___	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

(a)	Amount Beneficially Owned: 94,185

(b)	Percent of Class: 8.6%

(c)	Number of Shares as to Which Such Person Has

(i)	sole power to vote or to direct the vote: N/A

(ii)	shared power to vote or to direct the vote: N/A

(iii)	sole power to dispose or to direct the disposition of: 94,185

(iv)	shared power to dispose or to direct the disposition of: N/A

Item 5.	Ownership of Five Percent or Less of a Class: N/A

Item 6.	Ownership of More than five Percent on Behalf of another Person: N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.	Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.	Notice of Dissolution of Group: N/A

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II
Chairman of the Board
Investors Underwriters, Inc.

February 3, 2005
Date

1)	Name of Reporting Person:
HLW Investment Corporation

SS or IRS Identification No.: 61-1014584

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 140,620

6) Shared Voting Power: 163,652.049

7) Sole Dispositive Power: 140,620

8) Shared Dispositive Power: 163,652.049

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 304,272.049

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 27.7%

12)	Type of Reporting Person (See Instructions): CO

Item 1.
(a)	Name of Issuer: Kentucky Investors, Inc.

(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
(a)	Name of Person Filing: HLW Investment Corporation

(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 491332 10 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

(a)___	Broker or Dealer registered under section 15 of the Act
(b)__	Bank as defined in section 3(a)(6) of the Act
(c)__	Insurance Company as defined in section 3(a)(19) of the Act
(d)__	Investment Company registered under section 8 of the Investment Company Act
(e)__	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
(f)__	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
(g)__	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)__	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

(a)	Amount Beneficially Owned: 304,272.049

(b)	Percent of Class: 27.7%

(c)	Number of Shares as to Which Such Person Has

(i)	sole power to vote or to direct the vote: 140,620

(ii)	shared power to vote or to direct the vote: 163,652.049

(iii)	sole power to dispose or to direct the disposition of:140,620

(iv)	shared power to dispose or to direct the disposition of: 163,652.049

Item 5.	Ownership of Five Percent or Less of a Class: N/A

Item 6.	Ownership of More than five Percent on Behalf of another Person: N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.	Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.	Notice of Dissolution of Group: N/A

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II
Chairman of the Board & CEO
HLW Investment Corp.

February 3, 2005
Date

1)	Name of Reporting Person:
TAP & Co.

SS or IRS Identification No.: 61-0733149

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power

6) Shared Voting Power: 283,810
These shares are held for the benefit of employees who participate in the Employee Stock Ownership Plan and the 401(k) Plan.

7) Sole Dispositive Power

8) Shared Dispositive Power: 283,810
The Trustee has the power to dispose of these shares by making distribution to beneficiaries in accordance with the plans.

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 283,810

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 25.8%

12)	Type of Reporting Person (See Instructions): EP

Item 1.
(a)	Name of Issuer: Kentucky Investors, Inc.

(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
(a)	Name of Person Filing: TAP & CO.

(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601
(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 491332 10 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

(a)___	Broker or Dealer registered under section 15 of the Act
(b)___	Bank as defined in section 3(a)(6) of the Act
(c)___	Insurance Company as defined in section 3(a)(19) of the Act
(d)___	Investment Company registered under section 8 of the Investment Company Act
(e)___	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
(f)_X_	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
(g)___	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

(a)	Amount Beneficially Owned: 283,810

(b)	Percent of Class: 25.8%

(c)	Number of Shares as to Which Such Person Has

(i)	sole power to vote or to direct the vote: N/A

(ii)	shared power to vote or to direct the vote: 283,810

(iii)	sole power to dispose or to direct the disposition of: N/A

(iv)	shared power to dispose or to direct the disposition of: 283,810

Item 5.	Ownership of Five Percent or Less of a Class: N/A

Item 6.	Ownership of More than five Percent on Behalf of another Person: N/A
TAP & CO., Trustee for Employee Benefit Plan receives dividends.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.	Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.	Notice of Dissolution of Group: N/A

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Jack Diamond
BY: Jack Diamond
Sr. Vice President
TAP & CO.

February 3, 2005
Date

1)	Name of Reporting Person:
Harry Lee Waterfield II

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 71,923.854

6) Shared Voting Power: 229,961.08

7) Sole Dispositive Power: 71,923.854

8) Shared Dispositive Power: 499,793.08

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 571,716.93

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 51.2%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
(a)	Name of Issuer: Kentucky Investors, Inc.

(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
(a)	Name of Person Filing: Harry Lee Waterfield II

(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 491332 10 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

(a)___	Broker or Dealer registered under section 15 of the Act
(b)___	Bank as defined in section 3(a)(6) of the Act
(c)___	Insurance Company as defined in section 3(a)(19) of the Act
(d)___	Investment Company registered under section 8 of the Investment Company Act
(e)___	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
(f)___	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
(g)___	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

(a)	Amount Beneficially Owned: 571,716.93

(b)	Percent of Class: 51.2%

(c)	Number of Shares as to Which Such Person Has

(i)	sole power to vote or to direct the vote: 71,923.854

(ii)	shared power to vote or to direct the vote: 229,961.08

(iii)	sole power to dispose or to direct the disposition of: 71,923.854

(iv)	shared power to dispose or to direct the disposition of: 499,793.08

Item 5.	Ownership of Five Percent or Less of a Class: N/A

Item 6.	Ownership of More than five Percent on Behalf of another Person: N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.	Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.	Notice of Dissolution of Group: N/A

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II

February 3, 2005
Date

1)	Name of Reporting Person:
RoseGayle Waterfield Hardy

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 21,907.84

6) Shared Voting Power: 198,961.08

7) Sole Dispositive Power: 21,907.84

8) Shared Dispositive Power: 198,961.08

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 220,868.92

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 20.1%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
(a)	Name of Issuer: Kentucky Investors, Inc.

(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
(a)	Name of Person Filing: RoseGayle Waterfield Hardy

(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 491332 10 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

(a)___	Broker or Dealer registered under section 15 of the Act
(b)___	Bank as defined in section 3(a)(6) of the Act
(c)___	Insurance Company as defined in section 3(a)(19) of the Act
(d)___	Investment Company registered under section 8 of the Investment Company Act
(e)___	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
(f)___	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
(g)___	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

(a)	Amount Beneficially Owned: 220,868.92

(b)	Percent of Class: 20.1%

(c)	Number of Shares as to Which Such Person Has

(i)	sole power to vote or to direct the vote: 21,907.84

(ii)	shared power to vote or to direct the vote: 198,961.08

(iii)	sole power to dispose or to direct the disposition of: 21,907.84

(iv)	shared power to dispose or to direct the disposition of: 198,961.08

Item 5.	Ownership of Five Percent or Less of a Class: N/A

Item 6.	Ownership of More than five Percent on Behalf of another Person: N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.	Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.	Notice of Dissolution of Group: N/A

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/RoseGayle Waterfield Hardy
BY: RoseGayle Waterfield Hardy

February 3, 2005
Date

1)	Name of Reporting Person:
Nancy Waterfield Walton

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 47,776.275

6) Shared Voting Power: 198,961.08

7) Sole Dispositive Power: 47,776.275

8) Shared Dispositive Power: 293,146.08

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 340,922.355

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 30.9%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
(a)	Name of Issuer: Kentucky Investors, Inc.

(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
(a)	Name of Person Filing: Nancy Waterfield Walton

(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 491332 10 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

(a)___	Broker or Dealer registered under section 15 of the Act
(b)___	Bank as defined in section 3(a)(6) of the Act
(c)___	Insurance Company as defined in section 3(a)(19) of the Act
(d)___	Investment Company registered under section 8 of the Investment Company Act
(e)___	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
(f)___	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
(g)___	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

(a)	Amount Beneficially Owned: 340,922.355

(b)	Percent of Class: 30.9%

(c)	Number of Shares as to Which Such Person Has

(i)	sole power to vote or to direct the vote: 47,776.275

(ii)	shared power to vote or to direct the vote: 198,961.08

(iii)	sole power to dispose or to direct the disposition of: 47,776.275

(iv)	shared power to dispose or to direct the disposition of: 29,146.08

Item 5.	Ownership of Five Percent or Less of a Class: N/A

Item 6.	Ownership of More than five Percent on Behalf of another Person: N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.	Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.	Notice of Dissolution of Group: N/A

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Nancy Waterfield Walton
BY: Nancy Waterfield Walton

February 3, 2005
Date

1)		Name of Reporting Person:
HLW Corporation

SS or IRS Identification No.: 61-0593515

2)		Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)		SEC USE ONLY

4)		Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With		5) Sole Voting Power: 43,119.08

6) Shared Voting Power: 284,527.089

7) Sole Dispositive Power: 43,119.08

8) Shared Dispositive Power: 284,527.089

9)		Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 327,646.169

10)		Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)		Percent of Class Represented by Amount in Row (9): 29.8%

12)		Type of Reporting Person (See Instructions): CO

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: HLW Corporation

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)___	Broker or Dealer registered under section 15 of the Act
	(b)___	Bank as defined in section 3(a)(6) of the Act
	(c)___	Insurance Company as defined in section 3(a)(19) of the Act
	(d)___	Investment Company registered under section 8 of the Investment Company Act
	(e)___	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)___	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)___	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 327,646.169

	(b)	Percent of Class: 29.8%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 43,119.08

	(ii)	shared power to vote or to direct the vote: 284,527.089

	(iii)	sole power to dispose or to direct the disposition of: 43,119.08

	(iv)	shared power to dispose or to direct the disposition of: 284,527.089

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II
Chairman of the Board & President
HLW Corporation

February 3, 2005
Date

1)	Name of Reporting Person:
Kentucky Investors, Inc. Employee Retirement Plan

SS or IRS Identification No.: 51-0166656

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 31,000

6) Shared Voting Power: 33,850.8
These shares are held for the benefit of employees who participate in the Employee Retirement Plan.

7) Sole Dispositive Power: 31,000

8) Shared Dispositive Power: 33,850.8

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 64,850.8

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 5.9%

12)	Type of Reporting Person (See Instructions): EP

Item 1.
(a)	Name of Issuer: Kentucky Investors, Inc.

(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
(a)	Name of Person Filing: Kentucky Investors, Inc. Employee Retirement Plan

(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 491332 10 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

(a)___	Broker or Dealer registered under section 15 of the Act
(b)___	Bank as defined in section 3(a)(6) of the Act
(c)___	Insurance Company as defined in section 3(a)(19) of the Act
(d)___	Investment Company registered under section 8 of the Investment Company Act
(e)___	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
(f)_X_	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
(g)___	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

(a)	Amount Beneficially Owned: 64,850.8

(b)	Percent of Class: 5.9%

(c)	Number of Shares as to Which Such Person Has

(i)	sole power to vote or to direct the vote: 31,000

(ii)	shared power to vote or to direct the vote: 33,850.8

(iii)	sole power to dispose or to direct the disposition of: 31,000

(iv)	shared power to dispose or to direct the disposition of: 33,850.8

Item 5.	Ownership of Five Percent or Less of a Class: N/A

Item 6.	Ownership of More than five Percent on Behalf of another Person: N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.	Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.	Notice of Dissolution of Group: N/A

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Bobby Russell
BY: Bobby Russell, Administrator
Kentucky Investors, Inc. Employee
Retirement Plan Committee

February 3, 2005
Date

EXHIBIT A

Members of the Group

1. Investors Heritage Life Insurance Company

2. Investors Underwriters, Inc.

3. HLW Investment Corporation

4. TAP & CO.

5. Harry Lee Waterfield II

6. RoseGayle Waterfield Hardy

7. Nancy Waterfield Walton

8. HLW Corporation

9. Kentucky Investors, Inc. Employee Retirement Plan